MASTER LOAN AND SECURITY AGREEMENT

THIS MASTER LOAN AND SECURITY AGREEMENT (this “Agreement”) is made this 22nd day of November, 2011, by and among GSE SYSTEMS, INC., a Delaware corporation, GSE POWER SYSTEMS, INC., a Delaware corporation, and GSE ENVISION INC.,  a New Jersey corporation (each a “Borrower” and collectively, the “Borrowers”) and SUSQUEHANNA BANK (the “Bank”).

R E C I T A L S

WHEREAS, subject to and upon the terms, conditions and provisions of this Agreement, Borrowers may obtain loans from the Bank upon and subject to the provisions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  The Loans.

1.1.           Revolving Credit Facility.

(a)           Revolving Loans.  Subject to and upon the provisions of this Agreement and relying upon the representations and warranties herein set forth, the Bank agrees at any time and from time to time to make loans (each a “Revolving Loan” or “Loan” and collectively the “Revolving Loans” or “Loans”) to the Borrowers from the date hereof until the earlier of the Revolving Credit Expiration Date (as hereinafter defined) or the date on which this revolving credit facility (the “Revolving Credit Facility”) is terminated pursuant to Section 7.1 hereof (whichever first occurs), in an aggregate principal amount at any time outstanding not to exceed the Revolving Credit Amount (as hereinafter defined).  As used herein, the term “Revolving Credit Expiration Date” means November 1, 2013, as such date may be changed or extended from time to time pursuant to Section 8.2 hereof, and the term “Revolving Credit Amount” means the amount of $7,500,000 as such amount may be reduced at any time and from time to time pursuant to this Agreement or as such amount may be increased or decreased at any time and from time to time pursuant to this Agreement.  In no event shall the Bank be obligated to make a Revolving Loan hereunder if an Event of Default (as hereinafter defined) shall have occurred and be continuing.  Unless sooner terminated pursuant to the provisions of this Agreement, this Revolving Credit Facility and the obligation of the Bank to make Revolving Loans hereunder shall automatically terminate on the Revolving Credit Expiration Date without further action by, or notice of any kind from, the Bank.  Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrowers may borrow, repay and reborrow under this Revolving Credit Facility.  The fact that there may be no Revolving Loans outstanding at any particular time shall not affect the continuing validity of this Agreement.  For the purposes of this Agreement, each reference to a “Loan” or a “Revolving Loan” shall be deemed to also refer to a “Letter of Credit”.

(b)           Minimum Amount and Use of Proceeds.  Each Revolving Loan shall be in an amount not less than $10,000 and will be advanced by the Bank not later than the Business Day (as hereinafter defined) following the day (which shall be a Business Day) of the Borrowers’ request therefor.  The proceeds of each Revolving Loan shall be used by the Borrowers solely for the purpose of (i) obtaining stand-by letters of credit issued by the Bank to be delivered by the Borrowers to third parties in connection with the Borrowers’ ordinary course of business (each a “Letter of Credit” and collectively, the “Letters of Credit”) or (ii) providing working capital for use by any of the Borrowers in connection with the Borrowers’ ordinary course of business.  Each advance request by the Borrowers shall be in a form acceptable to the Bank.

(c)           Revolving Credit Note.  The joint and several obligation of the Borrowers to pay the Revolving Loans with interest shall be evidenced by a single Revolving Credit Note (which promissory note, as the same may from time to time be extended, replaced, substituted for, amended, restated or otherwise modified, is herein called the “Revolving Credit Note”) dated the date hereof in the Revolving Credit Amount and executed and delivered by the Borrowers on the date hereof.  The Bank will maintain on its books a loan account (the “Revolving Loan Ledger”) with respect to advances, repayments and prepayments of Revolving Loans, the accrual and payment of interest on Revolving Loans and all other amounts and charges owing to the Bank in connection with Revolving Loans.  Except for manifest error, the Revolving Loan Ledger shall be conclusive as to all amounts owing by the Borrowers to the Bank in connection with and on account of Revolving Loans.  The Revolving Credit Note shall be fully payable on the earlier of (i) the Revolving Credit Expiration Date (as the same may be extended from time to time) or (ii) on such date as the Bank may exercise its rights to demand repayment in full of any or all amounts outstanding under the Revolving Credit Facility, including those rights described in Section 1.1(e)(vii).  In accordance with the Revolving Credit Note, the scheduled monthly payments due under the Revolving Loans will be automatically debited from the Borrowers’ operating account maintained at the Bank (account no.10010015864) on the applicable due date.

(d)           Voluntary Prepayments.  Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrowers may prepay any Revolving Loan at any time in whole or in part from time to time without premium or penalty, and any such prepayment need not be accompanied by payment of interest on the amount prepaid except, that any prepayment of Revolving Loans which constitutes a final payment of all Revolving Loans shall be accompanied by payment of all interest thereon accrued through the date of prepayment.

(e)           Letters of Credit.

(i)           Terms of Letters of Credit.  Each Letter of Credit shall (A) be a commercial letter of credit, (B) expire no later than the three hundred sixty-five (365) days after the Revolving Credit Expiration Date (as may be extended from time to time in accordance with this Agreement), (C) be used in the Borrowers’ ordinary course of business and (D) otherwise be issued in accordance with the Bank’s then current practices relating to the issuance of letters of credit.  The face amount of any Letters of Credit issued and outstanding (whether drawn upon or not) shall reduce the Revolving Credit Amount available for Revolving Loans.

(ii)           Procedures for Letters of Credit.  The Borrowers shall give the Bank written notice of its request for a Letter of Credit at least five (5) Business Days (as hereinafter defined) prior to the date on which the Letter of Credit is to be opened by delivering a request to the Bank with (A) the face amount of the Letter of Credit, along with a sample of the letter of credit requested, (B) the name and address of the beneficiary of the Letter of Credit, (C) whether the Letter of Credit is irrevocable or revocable, (D) the type of Letter of Credit requested, (E) the date the Letter of Credit is to be opened and the date the Letter of Credit is to expire, (F) the purpose of the Letter of Credit, (G) the terms and conditions for any draws under the Letter of Credit, and (H) such other information as the Bank may deem to be necessary or desirable.

(iii)           Letter of Credit Fees.  Prior to or simultaneously with the issuance of each Letter of Credit and on each anniversary thereof, if any, the Borrowers shall pay to the Bank an annual letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to the greater of (A) one and three quarters of one percent (1.75%) of the face amount of the Letter of Credit or (B) $2,500.  Notwithstanding the foregoing, in the event that any Letter of Credit issued hereunder: (1) expires prior to the first, or any subsequent, anniversary of the issuance of such Letter of Credit, or (2) is retired prior to the first, or any subsequent, anniversary of the issuance of such Letter of Credit, Borrower shall be entitled to a rebate from Lender equal to the Bank's portion (but not for any such amounts paid by the Bank to any correspondent bank, all as determined by the Bank) of the Letter of Credit Fee for such Letter of Credit actually paid by Borrower with respect to any annual period divided by 365 and multiplied by the actual number of days during which such Letter of Credit remained outstanding.  To the extent that the Borrower requests a Letter of Credit for a period shorter than one (1) year, the Bank’s portion of the above-described Letter of Credit Fees shall be prorated by the Bank to correspond to the actual period that the Letter of Credit is in place, provided that the remaining portion of the applicable Letter of Credit Fee shall not be pro-rated and shall be due and payable to the Bank to the extent such proration is prohibited by its obligations and contracts with respect to any correspondent bank.

(iv)           Agreement to Pay Letter of Credit Obligations.  The Borrowers shall pay to the Bank the following amounts which are herein called the “Letter of Credit Obligations” (A) the amount of each draft drawn under or purporting to be drawn under a Letter of Credit on the Business Day following the day such draft is paid by the Bank without any requirement of notice or demand by the Bank, (B) on demand the amount of any and all charges, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which the Bank may charge or actually incur for drawings under a Letter of Credit, transfers of a Letter of Credit, amendments to and extensions of a Letter of Credit and for the prosecution or defense of any action arising out of or in connection with any Letter of Credit, including, without limitation, any action to enjoin full or partial payment of any draft drawn under or purporting to be drawn under any Letter of Credit, and (C) on demand interest on all amounts payable under (i) and (ii) above from the date due until paid in full at the applicable interest rate set forth in the Revolving Credit Note.  Letter of Credit Obligations shall also include, without limitation, Letter of Credit Fees.  The Bank may maintain on its books a letter of credit account (the “Letter of Credit Account”) with respect to the Letter of Credit Obligations paid and payable from time to time hereunder.  Except for manifest error, the Letter of Credit Account shall be conclusive as to Letter of Credit Obligations.

(v)           Agreement to Pay Absolute.  The obligation of the Borrowers to pay Letter of Credit Obligations set forth in Section 1.1(e)(iv) above shall be absolute and unconditional and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, (B) the existence of any claim, setoff, defense or other right which any of the Borrowers may at any time have against the beneficiary under any Letter of Credit or the Bank, (C) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue provided that payment by the Bank under such Letter of Credit against presentation of such draft shall not have constituted gross negligence or willful misconduct, and (D) any other events or circumstances whatsoever, whether or not similar to any of the foregoing provided that such other events or circumstances shall not have constituted gross negligence or willful misconduct of the Bank.

(vi)           Increased Costs, Etc.  If any agency or instrumentality of the United States of America or any state, county, municipality or other subdivision thereof require insurance premiums on, or reserves against, any or all Letters of Credit or otherwise promulgate and/or adopt any rules, regulations, orders, statutes, interpretive rulings or laws or otherwise take any regulatory action which may effectively increase the cost to the Bank of issuing, renewing, amending and/or maintaining Letters of Credit or honoring or denying any drafts and/or acceptances drawn or purported to be drawn thereunder, then upon demand of the Bank the Borrowers shall pay to the Bank all amounts calculated by the Bank in its reasonable discretion as being necessary to compensate the Bank for such increased costs incurred by the Bank.  Subject to the foregoing limitation, a certificate by the Bank to the Borrowers setting forth such amount or amounts necessary to compensate the Bank for such increased costs shall be conclusive absent manifest error.

(vii)           Repayment on Demand.  Notwithstanding any other provision in the Financing Documents (as hereinafter defined) and as further described in the Revolving Credit Note, if any Letter of Credit is drawn upon, then the amount of the proceeds of the Loan used to purchase such Letter of Credit shall become immediately due and payable upon demand from the Bank.

1.2.           Provisions Applicable to All Loans.

(a)           The Borrowers’ Representatives.  Each of the Borrowers hereby represents and warrants to the Bank that each of them will derive benefits, directly and indirectly, from the proceeds of each Loan, both in its separate capacity and as a member of the integrated group to which each of the Borrowers belong, since the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole.  For administrative convenience, GSE Power Systems, Inc. is hereby irrevocably appointed by each of the Borrowers as agent for each of the Borrowers for the purpose of requesting Loans hereunder from the Bank, receiving the proceeds of such Loans and disbursing the proceeds of such Loans among the Borrowers.  In its capacity as such agent, GSE Power Systems, Inc. shall have the power and authority through its authorized officer or officers to (i) endorse any check for the proceeds of any Loan for and on behalf of each of the Borrowers and in the name of each of the Borrowers, and (ii) instruct the Bank to credit the proceeds of any Loan directly to a banking account of any of the Borrowers which shall evidence the making of such Loan and shall constitute the acknowledgement by each of the Borrowers of the receipt of the proceeds of such Loan.  By reason of the foregoing, the Bank is hereby irrevocably authorized by each of the Borrowers to make Loans to the Borrowers pursuant to this Agreement upon the request of any one of the persons who is authorized to do so under the provisions of the most recent corporate resolutions of GSE Power Systems, Inc. on file with the Bank.  The Bank assumes no responsibility or liability for any errors, mistakes and/or discrepancies in any oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Bank and any one or more of the Borrowers in connection with any Loan or other transaction pursuant to the provisions of this Agreement.

(b)           Interest Calculation.  All interest and fees payable under the provisions of this Agreement or the Revolving Credit Note shall be computed on the basis of actual number of days elapsed over a year of 360 days.  Where applicable, the interest rate on all amounts on which interest is calculated with respect to the Prime Rate (as defined in the Revolving Credit Note) shall change immediately and contemporaneously with each change of the Prime Rate.

(c)           Late Charges.  If the Borrowers fail to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Agreement or the Revolving Credit Note, within fifteen (15) days of the date due and payable, the Borrowers shall jointly and severally pay to the Bank a late charge equal to five percent (5%) of the amount of such payment.  Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment.  Late charges are imposed for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Bank of any rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Bank may employ upon Default.

(d)           Loan Payments.  Whenever any payment to be made by the Borrowers under the provisions of this Agreement or the Revolving Credit Note is due on a day which is not a Business Day (as hereinafter defined), the due date thereof shall be extended to the next succeeding Business Day and, in the case of any payment which bears interest, such extension of time shall be included in computing interest on such payment.  “Business Day” as used herein means any day other than Saturday, Sunday or other day on which commercial banks in the State of Maryland are authorized to close.  All payments of principal, interest, fees or other amounts to be made by the Borrowers under the provisions of this Agreement or the Revolving Credit Note shall be paid without setoff or counterclaim to the Bank at the Bank’s office specified in Section 8.5 hereof in lawful money of the United States of America in immediately available good funds.

(e)           Interest On Overdue Amounts.  If the principal of or interest on, the Revolving Credit Note or any other amount required to be paid to the Bank hereunder or under the Revolving Credit Note is not paid when due, whether by acceleration or otherwise, the Borrowers shall, on demand by the Bank from time to time, jointly and severally pay to the Bank interest on such principal, interest or other amount from the date due until the date of payment (after as well as before any judgment) at a rate per annum equal to the Default Rate (as hereinafter defined).

(f)           Definition of Obligations and Financing Documents.  As used in this Agreement, the term “Obligations” means collectively and includes all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrowers to the Bank both now existing and hereafter arising under, as a result of, on account of, or in connection with, this Agreement and any and all amendments thereto, restatements thereof, supplements thereto and modifications thereof made at any time and from time to time hereafter, the Revolving Credit Note, any and all extensions, renewals or replacements thereof, amendments thereto and restatements or modifications thereof made at any time or from time to time hereafter, or the other Financing Documents (as hereinafter defined), including, without limitation, future advances, principal, interest, indemnities, fees, late charges, enforcement costs (as hereinafter defined) and other costs and expenses, whether direct, contingent, joint, several, joint and several, matured or unmatured.  The term “Financing Documents” as used in this Agreement means collectively and includes this Agreement, the Revolving Credit Note, each issued Letter of Credit, and any other instrument, document or agreement both now and hereafter executed, delivered or furnished by any one or more of the Borrowers or any other person (as hereinafter defined) evidencing, guaranteeing, securing or in connection with this Agreement or all or any part of the Obligations.

(g)           Swap Agreement. At the Borrowers’ request, the Bank, the Borrowers and a third party may enter into one or more (each as defined herein) Interest Rate Hedges, Foreign Exchange Contracts, or similar agreements (collectively, a “Swap Agreement”) designed to protect the Borrowers from fluctuating interest and/or conversion rates.  The form of such agreement, and any decision by the Bank to enter into such SWAP Agreements, shall be subject to the Bank’s sole approval and discretion.  Any payment obligation of the Bank under any Swap Agreement is referred to herein as the “Swap Exposure.”  Such obligation of the Borrowers shall be secured by the Collateral (as hereinafter defined) and shall be evidenced by the Revolving Credit Note.  The following terms, as used herein, shall have the meanings set forth hereinbelow: (i) "Foreign Exchange Contract" means a foreign exchange contract or agreement entered into in order to provide protection from, or to minimize the impact from, the fluctuation of foreign currencies; and (ii) "Interest Rate Hedge" shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into in order to provide protection from, or to minimize the impact from, increasing floating rates of interest applicable to indebtedness.

1.3.           Collateral.  In order to secure the full and punctual payment of the Obligations in accordance with the terms thereof, and to secure the performance of this Agreement and the other Financing Documents, the Borrowers hereby pledge and assign to the Bank and grants to the Bank a continuing lien and security interest in and to all of the following property of the Borrowers, both now owned and existing and hereafter created, acquired and arising and regardless of where located (all such property being herein called the “Collateral”), all to the extent owned by the Borrowers:  (i) all of the Borrowers’ present and future accounts, general intangibles, chattel paper, documents and instruments as such terms are defined by the Delaware Uniform Commercial Code (except that with respect to GSE EnVision Inc.’s collateral, such terms shall be as defined by the New Jersey Uniform Commercial Code), including, without limitation, all present and future rights of the Borrowers to payment for, or monetary obligations owed to the Borrowers on account of, goods or other property sold or leased by the Borrowers or services rendered by the Borrowers or loans or extensions of credit made or granted by the Borrowers, whether or not such rights or monetary obligations are earned by performance and whether due or to become due, the foregoing being herein called the “Receivables”, (ii) all of the Borrowers’ inventory as such term is defined by the Delaware Uniform Commercial Code (except that with respect to GSE EnVision Inc.’s collateral, such term shall be as defined by the New Jersey Uniform Commercial Code) (the “Inventory”), including, without limitation, raw materials, work and goods in process, finished goods, goods or inventory returned or repossessed or stopped in transit, supplies, packaging, shipping and other materials, all other goods, merchandise and personal property used or consumed in the business of the Borrower, and all documents and documents of title relating to any of the foregoing, (iii) all of the Borrowers’ equipment as such term is defined by the Delaware Uniform Commercial Code (except that with respect to GSE EnVision Inc.’s collateral, such term shall be as defined by the New Jersey Uniform Commercial Code), together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, and all replacements thereof and substitutions therefor, the foregoing being herein called the “Equipment”, (iv) all the Borrowers’ letters patent, applications for letters patent, trademarks, applications for trademarks, service marks, trade names and copyrights, whether registered or unregistered, together with all goodwill of the business of the Borrowers relating thereto, any and all reissues, extensions, divisions or continuations thereof, all royalties, fees and other payments made or to be made to the Borrowers with respect thereto, and all rights, interests, claims and demands that the Borrowers have or may have in existing and future profits and damages for past and future infringements thereof, (v) all of the Borrowers’ licenses, permits, franchises, technologies, methods, formulations, databases, trade secrets, know-how, inventions and other intellectual property, whether or not proprietary to the Borrowers,  together with all underlying concepts, ideas, formats, descriptions, interfaces and media associated therewith, (vi) all of the Borrowers’ non-privileged correspondence, agreements, documents, documentation, papers, books, files, records and other transcribed information of any type, whether expressed in ordinary, machine or computer language pertaining to the Borrowers’ business or to any of the Collateral described in clauses (i), (ii), (iii), (iv) and (v) immediately above, including, without limitation, customer lists, credit files, computer programs, computer software, computer object and source codes, disks, tapes, printouts, manuals and data, sales and advertising materials, distribution and purchase correspondence and records, and all other files, documents, materials and records used in or related to the Borrowers’ business, (vii) any and all moneys and funds now and hereafter on deposit to the Collection Account (as hereinafter defined in Section 4.14 hereof) and (viii) all cash and noncash proceeds and products of the Collateral described in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) immediately above, including, without limitation, all cash and noncash proceeds deposited in any deposit account, and all accounts, chattel paper, instruments, inventory, equipment, general intangibles and goods (as such terms are defined by the Delaware Uniform Commercial Code, except that with respect to GSE EnVision Inc.’s collateral, such terms shall be as defined by the New Jersey Uniform Commercial Code) or other property purchased or acquired with cash or noncash proceeds of such Collateral.

SECTION 2.                      Conditions Precedent.

2.1.           Initial Loan.  The Bank shall not make an initial advance of proceeds under the Revolving Loan hereunder unless the following conditions precedent have been satisfied in a manner acceptable to the Bank:

(a)           Corporate Documents.  The Bank shall have received from each of the Borrowers (i) a copy, certified as of a recent date by the applicable state corporation commission of the Articles of Incorporation of each of the Borrowers, (ii) a Certificate of Good Standing for each of the Borrowers issued by the applicable state corporation commission, and (iii) a copy, certified to the Bank as true and correct as of the date hereof by an officer of each of the Borrowers, of the by-laws of each of the Borrowers and the resolutions of each of the Borrowers’ board of directors authorizing the execution and delivery of this Agreement and the other Financing Documents to which each of the Borrowers is a party and designating by name and title the officer or officers of each of the Borrowers who are authorized to sign this Agreement and such other Financing Documents for and on behalf of each of the Borrowers and to make the borrowings hereunder.

(b)           Financing Documents.  The execution and delivery of each of the Financing Documents required by the Bank to be executed and delivered prior to the making of the initial Loan.

(c)           Additional Documents.  The furnishing in form and content acceptable to the Bank of any additional documents, agreements, certifications, record searches or insurance policies which the Bank may reasonably deem necessary or desirable.

2.2.           All Loans.  The Bank shall not make any Loan hereunder if:

(a)           Representations and Warranties.  Any representation or warranty made in or in connection with this Agreement and the other Financing Documents is not true, correct and complete in all material respects on and as of the date of any Loan as if made on such date (except for representations and warranties which specifically refer or relate to an earlier date);

(b)           Covenants and Conditions.  The Borrowers are not then in compliance with all of the terms, covenants and conditions of this Agreement which are binding upon them; or

(c)           Event of Default or Default.  Any Event of Default or Default shall have occurred and be continuing.

SECTION 3.                      Representations and Warranties.  Each of the Borrowers represents and warrants to the Bank that the following statements are true, correct and complete as of the date hereof and as of each date a Loan is or is to be made hereunder:

3.1.           Subsidiaries.  Except as set forth in Schedule 3.1 attached hereto, none of the Borrowers has a Subsidiary (as hereinafter defined), other than one of the other Borrowers.  As used herein, the term “Subsidiary” means, with respect to each Borrower, any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Borrower or one or more of the subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower.

3.2.           Authority, Etc.  Each of the Borrowers is a corporation duly organized and in good standing under the laws of its respective state of formation and is qualified to do business in all states where it conducts business.  Each of the Borrowers has the full power and authority to execute, deliver and perform this Agreement and the other Financing Documents to which such Borrower is a party.  Neither such execution, delivery and performance, nor compliance by each of the Borrowers with the provisions of this Agreement and of the other Financing Documents to which such Borrower is a party will conflict with or result in a breach or violation of such Borrower’s articles of incorporation or by-laws, or any judgment, order, regulation, ruling or law to which such Borrower is subject or any contract or agreement to which such Borrower is a party or to which any of such Borrower’s assets and properties is subject, or constitute a default thereunder.  The execution, delivery and performance of this Agreement and all other Financing Documents to which any Borrowers is a party have been duly authorized and approved by all necessary corporate action by each of the Borrowers and constitute the legal, valid and binding obligations of each of the Borrowers enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

3.3.           Registered Organization.  Each of the Borrowers is a registered organization, as defined in the Uniform Commercial Code, and the location of each of the Borrowers as a registered organization is the State of Delaware with respect to GSE Systems, Inc. and GSE Power Systems, Inc., and the State of New Jersey with respect to GSE EnVision Inc.  GSE Systems, Inc.’s, GSE Power Systems, Inc.’s and GSE EnVision Inc.’s respective organizational identification numbers, as referred to in the Uniform Commercial Code are 2390703, 2149859, and 0100471969, respectively.

3.4.           Litigation.  There is no litigation or proceeding pending or, to the knowledge of any representative of any of the Borrowers signing this Agreement on behalf of the Borrowers (each, as “Authorized Representative”), threatened against or affecting any one or more of the Borrowers which might reasonably be expected to cause a Material Adverse Effect (as hereinafter defined).  As used herein, the phrase “Material Adverse Effect” shall mean a material adverse effect with respect to (a) the business, results of operations, assets or condition (financial or otherwise) of the Borrowers on a consolidated basis taken as a whole, (b) the Borrowers’ ability (taken as a whole) to pay or perform their obligations under the Financing Documents to which they are a party or the Bank’s ability to enforce the Obligations, (c) the value of a material portion of the Collateral, or (d) a material impairment of the priority of the liens in favor of the Bank with respect to the Collateral.

3.5.           Financial Condition.  GSE Systems, Inc., as the parent of each of the other Borrowers (the “Parent”) has heretofore furnished to the Bank (a) a consolidated balance sheet as of December 31, 2010, and related statements of income, shareholders’ equity and changes in cash flows for the fiscal year of 2010 then ended, all audited and certified by KPMG, LLP (“KPMG”), and (b) a consolidated balance sheet dated as of June 30, 2011, and related statements of income, shareholders’ equity and changes in cash flows for the two (2) fiscal quarters of 2011 then ended, all prepared by the Parent and reviewed by KPMG.  Such financial statements and all other financial statements and information furnished or to be furnished to the Bank hereunder have been and will be prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrowers on a consolidated basis as of the dates thereof and the results of the operations of the Borrowers on a consolidated basis for the periods covered thereby.  No material adverse change in the business, financial condition, prospects or operations of any of the Borrowers (taken as a whole) has occurred since the date of such financial statements.  None of the Borrowers has any indebtedness (as hereinafter defined) or liabilities other than (y) as reflected on such financial statements, as of the date of such financial statements, or (z) as expressly permitted by the provisions of this Agreement.

3.6.           Taxes.  Each of the Borrowers has filed all federal, state and local income, excise, property and other tax returns which are required to be filed and has paid all taxes as shown on such returns or assessments received by each Borrower (including, without limitation, all F.I.C.A. payments and withholding taxes, if appropriate), except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  No tax liens have been filed and no claims are being asserted with respect to such taxes or assessments.

3.7.           Title to Properties and Collateral.  Each of the Borrowers has good and marketable title to all of its assets and properties, including, without limitation, the Collateral, and such assets and properties are subject to no liens, security interests or other encumbrances except for those of the Bank or those expressly permitted by the provisions of this Agreement or any of the other Financing Documents.

3.8.           Borrowers’ Names, Business Locations, etc.  The correct legal name of each of the Borrowers is that specified on the signature page of this Agreement and each of the Borrowers has conducted business under such legal name since March 30, 1994, in the case of GSE Systems, Inc., since October 16, 1996, in the case of GSE Power Systems, Inc., and since  January 1, 2011, in the case of  GSE EnVision Inc.  None of the Borrowers does business under any trade or fictitious names.  The chief executive office of the Borrowers is 1332 Londontown Blvd., Sykesville, Maryland 21784 and the place where its records concerning Receivables and other Collateral are kept is 1332 Londontown Blvd., Sykesville, Maryland 21784.  Each other location at which any one or more of the Borrowers conducts business or keeps any of the Collateral is listed on Schedule 3.8 attached hereto.  All Equipment is personalty and is not and will not be affixed to real estate in such a manner as to become a fixture and a part of such real estate except for the Equipment described in Schedule 3.8 attached hereto which is or will be attached to the real estate described in Schedule 3.8 attached hereto.  Such real estate is owned of record by the person or persons specified in Schedule 3.8 attached hereto.

3.9.           Compliance with Laws, Etc.  (a) Each of the Borrowers has complied in all material respects with any and all applicable federal, state or local laws, statutes, rules, regulations or ordinances and none of the Borrowers has received any notice of, or is the subject of, any investigation or complaint alleging that such Borrower or the Collateral (or any part thereof) or any other property owned, leased, operated or used by such Borrower is in violation of any such law, statute, rule, regulation or ordinance, including, without limitation, those which relate to Hazardous Materials (as hereinafter defined) and/or the protection of the environment or human health (“Environmental Laws”).  GSE Systems, Inc. is in good standing and is in compliance with, and shall at all times maintain compliance with, all applicable rules and requirements necessary to maintain its listing with the New York Stock Exchange – Euro Next Exchange.

(b)           To the knowledge of any Authorized Representative, hazardous wastes, hazardous substances, toxic chemicals and substances, oil and petroleum products and their by-products, radon, asbestos, pollutants or contaminants (“Hazardous Materials”) have been used, located, installed, spilled, treated, released or stored on, under or from any property in or on which any one or more of the Borrowers conducts its operations.

3.10.           Material Agreements.  None of the Borrowers is in default or breach in the performance, observance or fulfillment or any of the terms, conditions or provisions of any instrument, agreement or document to which such Borrower is a party (including, without limitation, any instrument or agreement evidencing or made in connection with any Indebtedness or liabilities) which default or breach might reasonably be expected to cause a Material Adverse Effect.

3.11.           Federal Reserve Board Regulations.  None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) and no part of the proceeds of the Loans will be used for any purpose which entails a violation of Regulations U, G, T or X of the Board.

3.12.           ERISA.  Since September 2, 1974, no pension, employee benefit, multiemployer, profit sharing, savings, stock bonus or other deferred compensation plan (“Plan”) maintained by any one or more of the Borrowers or any trade or business group with which any one of more of the Borrowers is affiliated subject to the requirements of the Employee Retirement Security Act of 1974 (“ERISA”) has been terminated, no lien exists against any one or more of the Borrowers in favor of the Pension Benefit Guaranty Corporation (“PBGC”), and no “reportable event” (as such term is defined in ERISA) has occurred with respect to any such Plan.  None of the Borrowers has incurred any “accumulated funding deficiency” within the meaning of ERISA or any liability to the PBGC in connection with any Plan.  None of the Borrowers has any withdrawal or other liability (absolute, contingent or otherwise) with respect to any multiemployer plan as defined by Section 3(37) of ERISA.  Since September 2, 1974, each of the Borrowers has complied with in all material respects all provisions of ERISA and with all provisions of any Plan sponsored, maintained by, or contributed to, by any one or more of the Borrowers.

3.13.           Licenses, etc.  Each of the Borrowers has obtained and now holds all licenses, permits, franchises, patents, trademarks, copyrights and trade names which are necessary to the conduct of its business as now conducted free of any material conflict with the rights of any other person.

3.14.           Labor Matters.  None of the Borrowers is subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring it to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor.  There are no strikes or other material labor disputes pending or threatened against any one or more of the Borrowers.  Each of the Borrowers has complied in all material respects with the Fair Labor Standards Act.

3.15.           Accuracy of Information.  No information, exhibit, report, statement or document furnished by any one or more of the Borrowers or any other person to the Bank in connection with the Loans, this Agreement or the other Financing Documents or the negotiation thereof contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not misleading.

SECTION 4.                      Affirmative Covenants.  Each of the Borrowers covenants and agrees with the Bank that so long as any of the Obligations (or commitments therefor) shall be outstanding, each of the Borrowers shall:

4.1.           Payment of Obligations.  Punctually pay the principal of and interest on the Loans and the other Obligations, at the times and places, in the manner and in accordance with the terms of this Agreement, the Revolving Credit Note and the other Financing Documents.

4.2.           Financial Statements and Other Reports.  Maintain at all times a system of accounting established and administered in accordance with sound business practices, and will deliver, or cause to be delivered, to the Bank (a) as  soon as available, but in no event more than one hundred twenty (120) days after the end of each fiscal year of each Borrower, the balance sheet of each Borrower (or the Borrowers on a consolidated basis) as of the end of such year and the related statements of income, retained earnings and cash flows for such year audited by KPMG or other independent certified public accountants satisfactory to the Bank, (b) concurrently with the delivery of the financial statements described in clause (a) above, a certificate of the chief financial officer of GSE Systems, Inc. setting forth the computations in reasonable detail and satisfactory to the Bank demonstrating compliance with the financial covenants contained in Section 5 hereof for the fiscal year to which such financial statements relate, and certifying that to the best of his or her knowledge, information and belief, after appropriate inquiry, no Default or Event of Default then exists, or specifying the nature of any Default or Event of Default which may then exist, (c) within sixty (60) days after the end of each calendar quarter, the financial statements described in subsection (a) relating to such quarter, prepared by GSE Systems, Inc. and certified by the chief financial officer of GSE Systems, Inc. that such statements are true and correct, (d) at such reasonable intervals as the Bank may require, such assignments, schedules, statements, reports, certifications, records and other documents with respect to the Collateral in such form and detail as is reasonably satisfactory to the Bank, (e) promptly after filing, a copy of each annual report filed in respect of any Plan subject to ERISA, and (f) promptly upon request of the Bank such other information, reports or documents respecting the business, properties, operation or financial condition of the Borrowers as the Bank may at any time and from time to time reasonably request, and (g) within sixty (60) days after the end of each calendar quarter, a contract status report listing each contract under which any of the Borrowers provides goods or services to third parties, and a description, in detail reasonably satisfactory to the Bank, describing the status of each such contract.  In addition, the Borrowers shall provide copies to the Bank of any and all financial documents provided to the Securities and Exchange Commission within 3 days of the Borrowers' filing of such documents.

4.3.           Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now being conducted by the Borrowers, and do and cause to be done all things necessary to maintain and keep in full force and effect their corporate existence in good standing in each jurisdiction in which it conducts business.

4.4.           Compliance with Laws, Etc.  (a) Comply in all material respects with all laws, statutes, ordinances, orders, rules or regulations applicable to the Borrowers or to the Collateral (or any part thereof) or to any other property owned, leased, operated or used by the Borrowers, including, without limitation, Environmental Laws.

(b)           Will not use, locate, install, spill, treat, release or store Hazardous Materials on, under or from any property owned, leased, operated or used by it unless such Hazardous Materials are handled in a manner not prohibited by applicable Environmental Laws and are handled in a manner and in such quantities that would not constitute a hazard to the environment or human health and safety or subject such Borrower to any prosecution or material liability in connection therewith.

(c)           Dispose of all Hazardous Materials only at facilities and/or with carriers that maintain governmental permits under applicable Environmental Laws.

The Borrowers shall promptly, at their cost and expense, take all action necessary or required by Environmental Laws to remedy or correct any violation of Environmental Laws by any one or more of the Borrowers, the Collateral (or any part thereof) or by any other property owned, leased, used or operated by any one or more of the Borrowers.

The Borrowers hereby jointly and severally agree to indemnify and hold the Bank and its employees and agents harmless from and against any and all liability, loss, damage, costs and expenses suffered or incurred by the Bank during or after the term of this Agreement arising out of or resulting from a violation of any Environmental Laws by any one or more of the Borrowers, the Collateral (or any part thereof) and any other property owned, leased, used or operated by any one or more of the Borrowers.  The obligations and liabilities of the Borrowers under the foregoing indemnity, together with interest thereon from the date due until paid in full at the Default Rate (as hereinafter defined), shall be paid by the Borrowers to the Bank upon demand and shall be a part of the Obligations hereunder.  The foregoing indemnity shall survive the payment of all other Obligations and the release of the Collateral.  Notwithstanding the foregoing, Borrowers’ indemnification obligations under this Section 4.4 shall not extend to any violation of Environmental Laws with respect to the Collateral to the extent that such violation relates to the introduction of Hazardous Materials first occurring after the date upon which the Bank (or any other third party) takes possession of such Collateral.

4.5.           Payment of Liabilities and Taxes.  Pay, when due, all of its indebtedness and liabilities (including, without limitation, the Obligations), and pay and discharge promptly all taxes, assessments and governmental charges and levies (including, without limitation, F.I.C.A. payments and withholding taxes) upon it or upon its income, profits or property (including, without limitation, the Collateral), except to the extent the amount or validity thereof is contested in good faith by appropriate proceedings so long as adequate reserves have been set aside therefor.

4.6.           Contractual Obligations.  Comply in all material respects with any agreement or undertaking to which the Borrowers are a party and maintain in full force and effect all contracts and leases to which they are or become a party unless the failure to do so would not have a Material Adverse Effect.

4.7.           Maintenance of Properties.  Do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business may be properly conducted at all times, unless the failure to do so would not have a Material Adverse Effect.  Each of the Borrowers shall promptly notify the Bank of any event causing deterioration, loss or depreciation in value of any substantial portion of the Collateral and the amount of such loss or depreciation.  Each of the Borrowers shall perform, observe, and comply in all material respects with all of the terms and provisions to be performed, observed or complied with by it under each contract, agreement or obligation relating to the Collateral.  The Bank shall have no duty to, and each of the Borrowers hereby releases the Bank from all claims for loss or damage caused by the failure of the Bank to, collect, protect, preserve or enforce any of the Collateral or preserve rights against account debtors and prior parties to the Collateral.

4.8.           Insurance.  Maintain with financially sound, well rated and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, and in any event as is ordinarily and customarily carried by companies similarly situated and in the same or similar businesses as the Borrowers, but in no event less than $1,000,000 per occurrence and $3,000,000 in the aggregate.  Each of the Borrowers will pay, when due, all premiums on such insurance and will furnish to the Bank, upon request, evidence of payment of such premiums and other information as to the insurance carried by such Borrower.  Such insurance shall include, without limitation, (a) comprehensive fire and extended coverage insurance on the physical assets and properties of each of the Borrowers (including, without limitation, the Collateral) against such risks, with such loss deductible amounts and in such amounts not less than those which may be reasonably satisfactory to the Bank but in all events conforming to prudent business practices and in such minimum amounts that none of the Borrowers will be deemed a co-insurer under applicable insurance laws, regulations, policies and practices, (b) public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by any of the Borrowers, (c) worker’s compensation insurance, (d) product liability insurance, and (e) business interruption insurance.  Each policy of such insurance covering the Collateral shall contain a provision or endorsement satisfactory to the Bank naming the Bank as loss payee or mortgagee and providing that (a) such policy may not be cancelled or altered and the Bank may not be removed as loss payee or mortgagee without at least thirty days prior written notice to the Bank, and (b) no act or default of any of the Borrowers or any other person shall affect the right of the Bank to recover under such policy.  Each of the Borrowers hereby irrevocably (x) assigns and grants to the Bank a security interest in any and all proceeds of each such insurance policy covering the Collateral, (y) directs each insurance company to pay all such proceeds directly to the Bank, and (z) constitutes and appoints the Bank (and all officers, employees or agents designated by the Bank) as such Borrower’s true and lawful attorney-in-fact (coupled with an interest) with authority and power on behalf of such Borrower to make, adjust, settle or compromise all claims under each such insurance policy, to collect and receive all proceeds payable under each such insurance policy and to endorse any check, draft or instrument for such proceeds.  Any proceeds of such insurance received by the Bank (less the amount of any reasonable costs and settlement of such losses) shall be held and applied, at the option of the Bank, to the Obligations (whether matured or unmatured) in such manner and at such times as the Bank may determine in its sole discretion or to the restoration or replacement of the damaged or destroyed Collateral upon terms and conditions reasonably satisfactory in all material respects to the Bank.

4.9.           Inspection.  Permit the Bank, by its representatives and agents, to inspect any of its properties, books and financial records, examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, it (or its representatives) at such reasonable times and intervals as the Bank may designate.  In connection with the foregoing, the Bank and its representatives and agents, at the expense of the Borrowers, shall have the right to (a) enter any business premises of any of the Borrowers or any other premises where the Collateral and the records relating thereto may be located and to audit, appraise, examine and inspect the Collateral and all records related thereto and to make extracts therefrom and copies thereof, and (b) verify under reasonable procedures the validity, amount, quality, quantity, value and condition of, and any other matter relating to, the Collateral, including contacting any person possessing any of the Collateral.  Notwithstanding the foregoing, unless: (y) an Event of Default or Default shall then have occurred and be continuing, or (z) such audit, appraisal, examination or inspection is performed or completed as a requirement or at the request of any governmental body, Borrowers shall not obligated to pay the costs with respect to any such audit, appraisal, examination or inspection more than once per calendar year.

4.10.           Collection of Receivables.  Subject to the provisions of Section 4.14 hereof, collect its Receivables only in the ordinary course of business, and shall not, without the Bank’s prior written consent, materially compromise, adjust or otherwise alter the terms of any Receivable.

4.11.           Sale of Inventory, etc.  Sell its Inventory only in the ordinary course of business, and will not, without the prior written consent of the Bank, consign or otherwise dispose of its Inventory.

4.12.           Further Assurances.  Defend its title to the Collateral and the security interest and lien thereon of the Bank against all persons and against all security interests and liens on the Collateral adverse to those of the Bank.  Each of the Borrowers will, from time to time, at the joint and several expense of the Borrowers, execute, deliver, acknowledge and cause to be duly filed, recorded or registered any statement, assignment, instrument, paper, agreement or other document and take any other action that from time to time may be necessary or desirable, or that the Bank may reasonably request, in order to create, preserve, continue, perfect, confirm or validate the security interest and lien of the Bank on the Collateral or to enable the Bank to obtain the full benefits of this Agreement or to exercise and enforce any of its rights, powers and remedies hereunder or under applicable laws.  The Borrowers shall jointly and severally pay all costs of, and incidental to, the filing, recording or registration of any such document as well as any recordation, transfer or other tax required to be paid in connection with any such filing, recordation or registration.  Each of the Borrowers hereby covenants to save harmless and indemnify the Bank from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes and recording costs incurred by the Bank in connection with this Agreement or the Collateral, which covenant shall survive the termination of this Agreement and the payment of all other Obligations.  Each of the Borrowers agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement signed by any one or more of the Borrowers in connection with this Agreement shall be sufficient as a financing statement.  If any Receivable arises out of a contract with the United States of America or any state, county, municipality or any department, agency or instrumentality thereof, the Borrowers shall immediately notify the Bank thereof and, if required by the Bank, execute and deliver any agreements, notices and/or assignments and do such other things as may be satisfactory to the Bank in order that all sums due or to become due to any one or more of the Borrowers under such contract shall be duly assigned to the Bank in accordance with the Federal Assignment of Claims Act and/or any other applicable federal, state and local laws or regulations relating to the assignment of governmental obligations.  If, in the reasonable opinion of the Bank, any Equipment is or may become a part of any real estate owned or leased by any one or more of the Borrowers, each such Borrower will, upon the request of the Bank, furnish to the Bank in form and content reasonably satisfactory to the Bank, a landlord’s waiver by the record owner of such real estate and a mortgagee’s waiver by any person who has a security interest or lien on such real estate which is or may be superior to the security interest and lien of the Bank on such Equipment.

4.13.           Notice.  Promptly give written notice to the Bank of (a) the occurrence of any Default or  Event of Default or any event, development or circumstance which might reasonably be expected to cause a Material Adverse Effect, (b) any litigation instituted or threatened against any one or more of the Borrowers or any judgment against any one or more of the Borrowers where claims against any one or more of the Borrowers exceed $50,000 and are not covered in full by insurance, (c) any notice of a claim against, or investigation of, any one or more of the Borrowers, the Collateral or any other property owned, leased, operated or used by any one or more of the Borrowers alleging a violation of Environmental Laws or the discovery, use, location, installation, spill, treatment, release or storage of any Hazardous Materials by any one or more of the Borrowers or on, under or from the Collateral (or any part thereof) or any other property owned, leased, used or operated by any one or more of the Borrowers which could result in a breach of the provisions of Section 4.4 hereof, and (d) the occurrence of any “reportable event” within the meaning of ERISA or any assertion of liability of any one or more of Borrowers by the PBGC.

4.14.           Collections.  (a)  Until the authority to do so is terminated by the Bank pursuant to subsection (b) below, enforce and collect at its cost and expense in accordance with the collection practices customary in its business payment of all amounts due and payable on or in respect of its Receivables and/or the sale or lease of its Inventory on the Bank’s behalf and for the Bank’s account as the Bank’s property in trust for the Bank, and use the proceeds of all such payments for its general business purposes so long as such use is not inconsistent with the provisions of this Agreement.

(b)           At any time upon or after the occurrence of an Event of Default the Bank, in addition to any other of its rights and remedies, may terminate the authority given to the Borrowers in subsection (a) above whereupon (i) the Bank shall have the right to notify and direct, and/or require each of the Borrowers to notify and direct, all account debtors to make all payments on or in respect of Receivables and/or the sale or lease of Inventory directly to the Bank for deposit into a special banking account maintained by the Bank over which the Bank has exclusive dominion, control and power of access and withdrawal (the “Collection Account”), (ii) unless otherwise agreed by the Bank, any cash, checks, drafts, money orders, instruments or other remittances on or with respect to Receivables and/or the sale or lease of Inventory received by any of the Borrowers shall be delivered to the Bank within one day of receipt thereof by such Borrower for deposit to the Collection Account in precisely the form in which received, except for the addition thereto of the endorsement of such Borrower where required for collection of any checks, drafts, money orders, instruments or other remittances which endorsement each of the Borrowers agrees to make and with respect thereto each of the Borrowers hereby waives notice of presentment, protest and non-payment, (iii) pending such deposit, none of the Borrowers will commingle any such cash, checks, drafts, money orders, instruments or other remittances with other funds or property but will hold them separate and apart and in trust for the Bank subject to the security interest and lien of the Bank on the Collateral, and (iv) the Bank shall have the right at any time and from time to time to apply funds held by it in the Collection Account to the payment of all or any part of the Obligations, whether matured or unmatured, in such order and manner as the Bank may determine in its sole discretion.

4.15.           Minimum Deposit in Operating Account at Bank.  Maintain their primary operating and depository accounts at the Bank (the “Operating Accounts”), with the aggregate amount of cash in the Operating Accounts to be in an amount at least equal to the greater of (i) $3,000,000 or (ii) the aggregate principal amounts of all Loans outstanding under the Revolving Credit Facility (including any issued and outstanding letters of credit).  Notwithstanding the foregoing, this minimum cash deposit requirement for the Operating Accounts shall be reduced to $3,000,000 in the event that (A) either (i) the Borrowers’ aggregate after-tax net income (exclusive of gains or losses from derivatives and non cash stock option expense), determined in accordance with generally accepted accounting principles consistently applied (the “After-Tax Net Income”), is positive for the fiscal year ending December 31, 2011 or (ii) the Borrowers’ After-Tax Net Income is positive for two consecutive quarters beginning with the quarter ending on March 31, 2012 (each a “Quarter”), and (B) no Default (as defined herein) then exists.  Upon the occurrence of any of the following:   (i) the Borrowers’ After-Tax Net Income becomes negative with respect to any quarter, or (ii) a Default occurs, then the Borrowers’ cash maintenance obligation for the Operating Accounts shall automatically revert to the obligation described in the initial sentence of this Section 4.15; provided, however, the minimum aggregate amount of cash required to be maintained pursuant to this Section 4.15 shall again be reduced to $3,000,000 if Borrowers’ After-Tax Net Income is positive for any two consecutive subsequent Quarters and provided that no Event of Default shall then exist.  If any Letter of Credit is drawn upon and the Borrowers do not immediately repay to the Bank the amount of the draw (the “Draw Amount”), then (i) the Bank shall remove the Draw Amount from the Borrowers’ Operating Accounts and place the Draw Amount in a segregated account controlled by the Bank where it will become cash collateral securing the Borrowers’ obligation to repay the Draw Amount under the Revolving Credit Note and (ii) the Borrowers shall immediately replenish the Operating Accounts so that the Borrowers fulfill the cash maintenance obligation for the Operating Accounts described in this Section 4.15.  Upon the Borrowers’ repayment to the Bank of the Draw Amount, the Bank shall release to the Borrowers such Draw Amount from the Bank-controlled cash collateral account. Notwithstanding the foregoing, to the extent that any Letter of Credit issued pursuant to this Agreement remains outstanding after the Revolving Credit Expiration Date, Borrowers shall maintain in the Operating Accounts at all such times until such Letter of Credit shall expire or otherwise be retired, an amount equal to the aggregate principal amounts of all such Letters of Credit then outstanding. All such quarterly testing requirements in this Section shall be based on the Borrower's company prepared quarterly statements, except that with respect to any quarter coinciding with the end of the calendar year, such testing requirements shall be based on the Borrower's audited financial statements for such year.

SECTION 5.                      Negative Covenants.  Each of the Borrowers covenant and agrees with the Bank that so long as any of the Obligations (or commitments therefor) shall be outstanding, that they shall not directly or indirectly:

5.1.           Cash Flow Coverage Ratio.  As of the end of each fiscal quarter, permit the cumulative Cash Flow Coverage Ratio (as hereinafter defined) of the Consolidated Group (as hereinafter defined) for such fiscal quarter and the three immediately preceding fiscal quarters (treated as a single accounting period) to be less than 1.20 to 1 for such period.  As used herein (a) the term “Consolidated Group” means the Parent and each of the other Borrowers and Subsidiaries, on a consolidated basis, (b) the term “Cash Flow Coverage Ratio” means, with respect to any period, the ratio of the Cash Flow (as hereinafter defined) of the Consolidated Group to the Debt Service (as hereinafter defined) of the Consolidated Group, (c) the term “Cash Flow” means, for any period, the total of the net income of the Consolidated Group for such period plus the aggregate amounts of deferred taxes, depreciation, amortization, other noncash charges and interest expense of the Consolidated Group for such period, minus any dividends, officer withdrawals, distributions and other noncash income, all as determined in accordance with generally accepted accounting principles consistently applied, and (c) the term “Debt Service” means, for any period, the total of the interest expense of the Consolidated Group for such period, plus the aggregate principal amount of all indebtedness for borrowed money payable by the Consolidated Group during such period or by its terms becoming due during such period, plus the portion of the capital lease obligations of the Consolidated Group not allocable to interest expense and payable by the Consolidated Group (or a member thereof) during such period or by its terms becoming due during such period, all as determined in accordance with generally accepted accounting principles consistently applied.  The Cash Flow Coverage Ratio shall be measured based upon the Consolidated Group’s consolidated and consolidating financial statements.  The Cash Flow Coverage Ratio shall be measured beginning with the quarter ending December 31, 2011. All such quarterly testing requirements in this Section shall be based on the Borrower's company prepared quarterly statements, except that with respect to any quarter coinciding with the end of the calendar year, such testing requirements shall be based on the Borrower's audited financial statements for such year.

5.2.           Minimum Tangible Capital Base.  As of the end of each fiscal quarter, permit the Tangible Capital Base (as hereinafter defined) of the Consolidated Group for such fiscal quarter to be less than Twenty-Six Million Dollars ($26,000,000).  As used herein, the term “Tangible Capital Base” means, with respect to any period, the Consolidated Group’s Net Worth (as defined herein), minus the value of the Consolidated Group’s intangible assets as determined in accordance with generally accepted accounting principles consistently applied, minus amounts due to the one ore more members of the Consolidated Group from any of their respective officers, plus the amounts of any of the Consolidated Group’s debt that is subordinated to the Loan.  As used herein, the term “Net Worth” means the excess of the Consolidated Group’s assets over the Consolidated Group’s liabilities, as determined in accordance with generally accepted accounting principles consistently applied.  The Tangible Capital Base shall be measured based upon the Consolidated Group’s consolidated and consolidating financial statements.  The Tangible Capital Base shall be measured beginning with the quarter ending December 31, 2011. All such quarterly testing requirements in this Section shall be based on the Borrower's company prepared quarterly statements, except that with respect to any quarter coinciding with the end of the calendar year, such testing requirements shall be based on the Borrower's audited financial statements for such year.

5.3.           Quick Ratio.  Permit the Quick Ratio (as hereinafter defined) of the Consolidated Group at any time to be less than 2 to 1, measured quarterly.  As used herein, the term “Quick Ratio” means, the ratio of the current assets of the Consolidated Group on any date, less the value of their Inventory, to the current liabilities of the Consolidated Group on such date, all as determined in accordance with generally accepted accounting principles consistently applied.  The Quick Ratio is measured based upon the Consolidated Group’s consolidated and consolidating financial statements.  The Quick Ratio shall be measured beginning with the quarter ending December 31, 2011.  All such quarterly testing requirements in this Section shall be based on the Borrower's company prepared quarterly statements, except that with respect to any quarter coinciding with the end of the calendar year, such testing requirements shall be based on the Borrower's audited financial statements for such year.

5.4.           Tangible Capital Base Ratio.  As of the end of each fiscal quarter, permit the cumulative Tangible Capital Base Ratio (as hereinafter defined) of the Consolidated Group (on a consolidated basis) for such fiscal quarter to be more than 0.75 to 1 for such period.  As used herein, the term “Tangible Capital Base Ratio” means, the ratio of the Consolidated Group’s’ total liabilities, as determined in accordance with generally accepted accounting principles consistently applied, to the Tangible Capital Base.  The Tangible Capital Base Ratio is measured based upon the Consolidated Group’s consolidated and consolidating financial statements.  The Tangible Capital Base Ratio shall be measured beginning with the quarter ending December 31, 2011.  All such quarterly testing requirements in this Section shall be based on the Borrower's company prepared quarterly statements, except that with respect to any quarter coinciding with the end of the calendar year, such testing requirements shall be based on the Borrower's audited financial statements for such year.

5.5.           Indebtedness.  Create, incur, assume or permit to exist any indebtedness except (a) indebtedness to the Bank, (b) other indebtedness existing on the date hereof or expressly permitted by the provisions hereof, including, without limitation, indebtedness associated with Permitted Acquisitions (as hereinafter defined), or Foreign Exchange Contracts, (c) indebtedness incurred by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (d) indebtedness owing to Bank of America in connection with certain issued and outstanding Letters of Credit issued or executed by Bank of America, a list of which are set forth on Schedule 5.5 attached hereto and made a part hereof (collectively, the "Bank of America Indebtedness"), provided however that with respect to each such letters of credit (other than letter of credit no. 68061841 issued by Bank of America in the amount of $12,000 for National Nuclear Energy Generating Company), the Borrowers will use commercially reasonable efforts to replace the letters of credit issued by Bank of America with Letters of Credit issued by or through the Bank not later than March 31, 2012, (e) indebtedness incurred in the ordinary course of business which is unsecured and consists of open accounts extended by suppliers on normal trade terms in connection with the purchase of goods and services.  The term “indebtedness” as used in this Agreement means, with respect to each of the Borrowers, all indebtedness, liabilities and obligations of such Borrower of any nature whatsoever, direct or contingent, matured or unmatured, joint or several, including, without limitation, (i) any obligation for borrowed money, (ii) any obligation to pay rent under any lease which is required to be classified as a liability in accordance with generally accepted accounting principles, (iii) any obligation secured by a lien, security interest or other encumbrance on property whether or not such Borrower has assumed or become liable for the payment of such obligation, and (iv) any obligation for the deferred purchase price of property or services.

5.6.           Liens.  Create, incur, assume or permit to exist any lien, security interest or encumbrance of any nature whatsoever on any of its properties or assets, both now owned and hereafter acquired and including, without limitation, the Collateral, except for (a) any lien or security interest now or hereafter securing all or any part of the Obligations, (b) any lien, security interest or encumbrance existing on the date hereof which was immediately prior hereto disclosed to, and approved by, the Bank in writing, (c) cash collateral securing the Bank of America Indebtedness in an amount equal to the face amount of such letters of credit, and (d) any lien, security interest or other encumbrance subsequently approved by the Bank in writing after the date hereof.  Any lien, security interest or encumbrance permitted by this subsection is called a “Permitted Lien.”

5.7.           Loans and Investments.  Except as set forth on Schedule 5.7 attached hereto, and only to the extent that such loans and/or investments would not otherwise cause the Borrower to be in violation of any of the provisions of this Agreement (including but not limited to the financial covenants set forth in Sections 5.1 through 5.4 hereof), make or permit to remain outstanding any loan or advance to, provide any guaranty for, or make or own any investment in, any person, except loans made to one or more Subsidiary which, in the aggregate, shall not exceed at any one time outstanding $500,000.

5.8.           Capital Expenditures.  Make any capital expenditures except for capital expenditures in the ordinary course of business in the aggregate for all of the Borrowers (taken as a whole) not in excess of $750,000 during any fiscal year of the Borrowers.

5.9.           Mergers, Acquisitions, Etc.. Enter into any merger or consolidation or acquire or purchase all or substantially all of the assets, properties or stock of any other person; provided, however, that Borrowers shall be permitted to acquire or purchase all or substantially all of the assets, properties or stock of any person engaged in the Energy Services Industry (as defined herein), so long as (a) no Default or Event of Default shall then have occurred and be continuing, and (b) no Default or Event of Default is reasonably expected to occur as a result of such acquisition and/or purchase (each such acquisition or purchase, a “Permitted Acquisition”).  The term “Energy Services Industry” shall mean the production, manufacture or transfer of energy, and related services including, without limitation, simulation, marketing, consulting and other similar and related services.

5.10.           Sale of Assets and Liquidation.  Sell, lease or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, assets or properties, including, without limitation, the Collateral, outside of the ordinary course of business or take any action to liquidate, dissolve or wind up itself or its business.

5.11.           Change of Business.  Enter into any business other than the business as conducted by it on the date hereof.

5.12.           Change of Name, Location, Etc.  (a) Change its legal name, identity or structure, (b) change the location of its chief executive office or its chief place of business, (c) change the location where it keeps its records concerning the Collateral, (d) change the location of any Collateral, or (e) open a new place of business, unless in each case it shall have given the Bank prior written notice thereof and shall at its cost and expense have executed, delivered, acknowledged, filed, recorded or registered all financing statements and other documents as may be reasonably required by the Bank in order to create, perfect, continue, preserve, confirm or validate the security interest and lien of the Bank on the Collateral and their priority; provided, that no Borrower shall in any event change the location of any Collateral if such change would cause the security interest and lien of the Bank on the Collateral (or the perfection thereof) to lapse, or if required to be perfected prior to such change, to cease to be perfected.

5.13.           Fiscal year.  Change its fiscal year.

5.14.           Amendments.  Amend or terminate its corporate charter or bylaws or waive any material provisions thereof.

5.15.           Prepayments.  Prepay any indebtedness owing by it prior to the stated maturity date thereof other than the Obligations (if permitted hereunder) and indebtedness to trade creditors where prepayment results in a discount on the amount due.

5.16.           Affiliates.  Enter into or participate in any transaction with an affiliate except on terms and at rates no more favorable than those which would have prevailed in an arm’s length transaction between unrelated third parties.

5.17.           Sale and Leaseback Transactions.  Sell or transfer any property in order to concurrently or subsequently lease as lessee such or similar property.

5.18.           ERISA.  Engage in any “prohibited transaction” (as such term is defined by ERISA), incur any “accumulated funding deficiency” (as such term is defined by ERISA) whether or not waived, or terminate any Plan in a manner which could result in the imposition of a lien on any of its property pursuant to the provisions of ERISA.

SECTION 6.                      Event of Default.  The term “Event of Default” shall mean whenever it is used in this Agreement, any one or more of the following events and the term “Default” whenever it is used herein means any one or more of the following events, which with the giving of notice, lapse of time or both would constitute an Event of Default:

6.1.           Payment of Obligations.  The failure of the Borrowers to pay any of the Obligations as and when due and payable in accordance with the provisions of this Agreement, the Revolving Credit Note and/or any of the other Financing Documents, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such failure shall continue uncured for a period of ten (10) days after such due date.

6.2.           Perform, etc. Certain Provisions of this Agreement.  The failure of any of the Borrowers to perform, observe  or comply with any of the provisions of subsections 4.8 and 4.9 of this Agreement (Affirmative Covenants) or of Section 5 (Negative Covenants) of this Agreement;

6.3.           Perform, etc. Other Provisions of This Agreement.  The failure of the Borrowers to perform, observe or comply with any of the provisions of this Agreement other than those covered by Sections 6.1 and 6.2 above, and such failure is not cured within a period of thirty (30) days after the date of written notice thereof by the Bank to the Borrowers;

6.4.           Representations and Warranties.  If any representation and warranty contained herein or any statement or representation made in any certificate or any other information at any time given by or on behalf of any one or more of the Borrowers or furnished in connection with this Agreement or any of the other Financing Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made;

6.5.           Default under Other Financing Documents.  The occurrence of a Default (as defined and described therein) under the provisions of the Revolving Credit Note, or any of the other Financing Documents which is not cured within applicable cure periods, if any;

6.6.           Liquidation, Termination, Dissolution, etc.  If any one or more of the Borrowers shall liquidate, dissolve or terminate its existence;

6.7.           Default under Other Indebtedness.  If any one or more of the Borrowers shall default in any payment of any indebtedness owing to the Bank (other than the Obligations under the Financing Documents) or, with respect to indebtedness for borrower money only, to any other person beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created, or default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur the effect of which default or other event is to cause or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such indebtedness to become due prior to its stated maturity;

6.8.           Attachment.  The issuance of any attachment or garnishment against property or credits of any one or more of the Borrowers serving as Collateral, or the issuance of any attachment or garnishment against any other property or credits of any one or more of the Borrowers for an amount in excess, singly or in the aggregate, of $50,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days after the issuance thereof;

6.9.           Judgments.  One or more judgments or decrees shall be entered against any one or more of the Borrowers involving in the aggregate a liability in excess of $50,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days after the entry thereof.

6.10.           Inability to Pay Debts, etc.  If any one or more of the Borrowers shall admit in writing its inability to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors;

6.11.           Bankruptcy.  If proceedings in bankruptcy, or for reorganization of any one or more of the Borrowers, or for the readjustment of any of the debts of any one or more of the Borrowers, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by any one or more of the Borrowers and, except with respect to any such proceedings instituted by any one or more of the Borrowers, shall not be discharged within thirty (30) days of their commencement (a “Bankruptcy Event of Default”);

6.12.           Receiver, etc.  A receiver or trustee shall be appointed for any one or more of the Borrowers or for any substantial part of the assets of any one or more of the Borrowers, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any one or more of the Borrowers and, except with respect to any such appointments requested or instituted by any one or more of the Borrowers, such receiver or trustee shall not be discharged within thirty (30) days of his or her appointment, and, except with respect to any such proceedings instituted by any one or more of the Borrowers, such proceedings shall not be discharged within thirty (30) days of their commencement (a “Receivership Event of Default”); or

6.13.           [RESERVED]

SECTION 7.                      Rights and Remedies.

7.1.           Rights and Remedies.  If any Default shall occur and be continuing, the Bank may (i) declare the Revolving Credit Facility hereunder and any obligation or commitment of the Bank hereunder to make Loans to the Borrowers to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the unpaid principal amount of each of the Revolving Credit Note, together with accrued and unpaid interest thereon, and all other Obligations then outstanding to be immediately due and payable, whereupon the same shall become and be forthwith due and jointly and severally payable by the Borrowers to the Bank, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each of the Borrowers; provided, that, in the case of any Default referred to in Sections 6.11 and 6.12 above, the Revolving Credit Facility hereunder and any obligation or commitment of the Bank hereunder to make Loans to the Borrowers shall immediately and automatically terminate and the unpaid principal amount of each of the Revolving Credit Note, together with accrued and unpaid interest thereon, and all other Obligations then outstanding shall be automatically and immediately due and jointly and severally payable by the Borrowers to the Bank without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by each of the Borrowers.  Upon the occurrence and during the continuation of any Default, then in each and every case, the Bank shall be entitled to exercise in any jurisdiction in which enforcement thereof is sought, the following rights and remedies, in addition to the rights and remedies available to the Bank under the other provisions of this Agreement and the other Financing Documents, the rights and remedies of a secured party under the Maryland Uniform Commercial Code and all other rights and remedies available to the Bank under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

(a)           The Bank shall have the right to take possession of the Collateral, and for that purpose, so far as each of the Borrowers may give authority therefor or to the extent permitted under applicable laws, to enter upon any premises on which the Collateral or any part thereof may be situated, exclude any of the Borrowers therefrom, and remove therefrom all or any of the Collateral without any liability for suit, action or other proceeding, EACH OF THE BORROWERS IS HEREBY WAIVING ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require the Borrowers, at the expense of the Borrowers, to assemble and deliver all or any of the Collateral to such place or places as the Bank may designate.

(b)           The Bank shall have the right to operate, manage and control all or any of the Collateral (including use of the Collateral and any other property or assets of any of the Borrowers in order to continue or complete performance of the obligations of any of the Borrowers under any contracts of any of the Borrowers, or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell, lease or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as the Bank, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law.  Any purchaser or lessee of any of the Collateral so sold or leased shall hold the property so sold or leased free from any claim or right of any of the Borrowers and each of the Borrowers hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal with respect thereto.  The Bank and each of the Borrowers agree that commercial reasonableness and good faith require the Bank to give to the Borrowers no more than five (5) days prior written notice of any public sale or other disposition of the Collateral or of the time after which any private sale or other disposition of the Collateral is to be made.

(c)           The Bank shall have the right, and each of the Borrowers hereby irrevocably designates and appoints the Bank and its designees as its attorney-in-fact, with power of substitution and with power and authority in the name of such Borrower, the Bank’s name or otherwise and for the use and benefit of the Bank (i) to notify account debtors and other persons obligated to make payments or other remittances on or with respect to the Collateral to make such payments and other remittances directly to the Bank, (ii) to demand, collect, sue for, take control of, compromise, settle, change the terms of, release, exchange, substitute, extend, renew or otherwise deal with, the Collateral or any account debtor or other person obligated on or under the Collateral in any manner as the Bank may deem advisable, (iii) to remove from any place of business of such Borrower all records in respect of the Collateral and, at the cost and expense of the Borrowers, to make use of any place of business of such Borrower as may be necessary or desirable to administer, control, collect, sell or otherwise dispose of the Collateral, (iv) to receive and endorse the name of such Borrower on any checks, drafts, money orders or other instruments of payment relating to any of the Collateral, (v) to sign and send verifications of Receivables or other Collateral and sign any proofs of claim or loss, (vi) to commence, prosecute or defend any action, suit or proceeding relating to the Collateral or the collection, enforcement or realization upon the Collateral, (vii) to receive, open and dispose of all mail addressed to such Borrower and to notify the postal authorities to change the address for delivery of mail addressed to such Borrower to such other address as the Bank designates, (viii) to adjust and compromise any claims under insurance policies, (ix) to register, lease, assign, license, sublicense, sell or otherwise dispose of any patents, trademarks or service marks and (x) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral and to do all other acts and things necessary to carry out this Agreement as though the Bank were absolute owner of the Collateral.  This power of attorney, being coupled with an interest, is irrevocable and all acts by the Bank and its designees pursuant thereto are hereby ratified and confirmed by each of the Borrowers.  Neither the Bank nor any of its designees shall be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than acts of actual fraud or gross negligence.  The provisions of this subsection shall not (x) be construed as requiring or obligating the Bank or any designee to take any action authorized hereunder and any action taken or any action not taken hereunder shall not give rise to any liability on the part of the Bank or its designees or to any defense, claim, counterclaim or offset in favor of any of the Borrowers, (y) be construed to mean the Bank has assumed any of the obligations of any of the Borrowers under any instrument or agreement as the Bank shall not be responsible in any way for the performance of any of the Borrowers of any of the provisions thereof, and (z) relieve any of the Borrowers of any of obligations of any of the Borrowers hereunder or in any way limit the exercise by the Bank of any other or further rights it may have hereunder, under the other Financing Documents, by law or otherwise.

(d)           EACH OF THE BORROWERS HEREBY AUTHORIZES ANY ATTORNEY DESIGNATED BY THE BANK OR CLERK OF ANY COURT OF RECORD TO APPEAR FOR IT IN ANY COURT OF RECORD AFTER AN EVENT OF DEFAULT AND CONFESS JUDGMENT AGAINST IT WITHOUT PRIOR HEARING, IN FAVOR OF THE BANK FOR AND IN THE AMOUNT OF THE OBLIGATIONS THEN OUTSTANDING PLUS ALL OTHER AMOUNTS THEN DUE AND PAYABLE HEREUNDER AND UNDER THE REVOLVING CREDIT NOTE AND THE OTHER FINANCING DOCUMENTS, COSTS OF SUIT AND ATTORNEY’S FEES IN AN AMOUNT EQUAL TO 5% OF THE PRINCIPAL AMOUNT OF THE OBLIGATIONS THEN OUTSTANDING. IN CONNECTION THEREWITH, EACH BORROWER HEREBY RELEASES, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, ALL ERRORS AND ALL RIGHTS OF EXEMPTION, APPEAL, STAY OF EXECUTION, INQUISITION AND ALL OTHER RIGHTS TO WHICH EACH BORROWER MAY OTHERWISE BE ENTITLED UNDER APPLICABLE LAWS NOW IN FORCE AND WHICH MAY HEREAFTER BE ENACTED. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST EACH OF THE BORROWERS SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO.  SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS, FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS THE BANK SHALL DEEM NECESSARY OR DESIRABLE, FOR ALL OF WHICH THIS AGREEMENT SHALL BE A SUFFICIENT WARRANT.

Notwithstanding the provisions of the immediately preceding paragraph, the Bank agrees that in enforcing any judgment by confession obtained against the Borrower in connection with this Agreement, the Bank shall not retain, solely with respect to attorney’s fees incurred by the Bank in connection with this Agreement, any amounts in excess of the actual amount of reasonable attorneys’ fees charged or billed to the Bank.

7.2.           Default Rate.  Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of an Event of Default hereunder, the unpaid principal amount of each of the Revolving Credit Note and all other monetary Obligations outstanding or becoming outstanding while such Default exists shall bear interest from the date of such an Event of Default until such an Event of Default has been cured, at a floating and fluctuating per annum rate of interest equal at all times to the Prime Rate in effect from time to time, plus 2% per annum (the “Default Rate”), irrespective of whether or not as a result thereof, the Revolving Credit Note or any of the Obligations has been declared due and payable or the maturity thereof accelerated.  The Borrowers shall on demand from time to time jointly and severally pay such interest to the Bank and the same shall be a part of the Obligations hereunder.

7.3.           Liens, Set-Off.  As security for the payment of the Obligations and the performance of the Financing Documents, each of the Borrowers hereby grants to the Bank a continuing security interest and lien on, in and upon all indebtedness owing by it to, and all of its deposits (general or special), credits, balances, monies, securities and other property and all proceeds thereof, both now and hereafter held or received by, in transit to, or due by, the Bank.  In addition to, and without limitation of, any rights of the Bank under applicable laws, upon the occurrence of any Event of Default occurs, the Bank may at any time and from time to time thereafter, without notice to the Borrowers, set-off, hold, segregate, appropriate and apply at any time and from time to time thereafter all such indebtedness, deposits, credits, balances (whether provisional or final and whether or not collected or available), monies, securities and other property toward the payment of all or any part of the Obligations in such order and manner as the Bank in its sole discretion may determine and whether or not the Obligations or any part thereof shall then be due or demand for payment thereof made by the Bank.

7.4.           Enforcement Costs.  The Borrowers shall jointly and severally pay to the Bank on demand (a) all enforcement costs paid, incurred or advanced by or on behalf of the Bank and (b) interest on such enforcement costs from the date paid, incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate.  As used herein, the term “enforcement costs” shall mean and include collectively and include all expenses, charges, recordation or other taxes, costs and fees (including attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Bank in connection with (a) the collection or enforcement of this Agreement or any of the other Financing Documents, (b) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of the Collateral, and (c) the exercise by the Bank of any rights or remedies available to it under the provisions of this Agreement or any of the other Financing Documents.  All enforcement costs, with interest as above provided, shall be a part of the Obligations hereunder.

7.5.           Application of Proceeds.  Any proceeds of the collection of the Obligations and/or the sale or other disposition of the Collateral will be held and applied by the Bank to the payment of enforcement costs, and any balance of such proceeds (if any) will be applied by the Bank to the payment of the remaining Obligations (whether then due or not), at such time or times and in such order and manner of application as the Bank may from time to time in its sole discretion determine.  If the sale or other disposition of the Collateral fails to satisfy all of the Obligations, the Borrowers shall remain jointly and severally liable to the Bank for any deficiency.

7.6.           Remedies, etc. Cumulative.  Each right, power and remedy of the Bank as provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise, and the exercise or beginning of the exercise by the Bank of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Bank of any or all such other rights, powers or remedies.

7.7.           No Waiver, Etc.  No failure or delay by the Bank to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Bank from exercising any such right, power or remedy at any later time or times.  By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Bank shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare an Event of Default for failure to effect such prompt payment of any such other amount.  The payment by any one or more of the Borrowers or any other person and the acceptance by the Bank of any amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which an Event of Default exists shall not in any way or manner be construed as a waiver of such an Event of Default by the Bank or preclude the Bank from exercising any right of power or remedy consequent upon such an Event of Default.

SECTION 8.                      Miscellaneous.

8.1.           Financing Statements.

(a)           Each of the Borrowers hereby authorizes the Bank at any time from time to time to file in any appropriate filing office any initial financing statements and amendments thereto and continuations thereof covering any collateral provided any Borrower for the Obligations.

(b)           No Borrower shall file any amendments, correction statements or termination statements concerning any collateral for the Obligations without the prior written consent of the Bank.

8.2.           Extension and Termination of Revolving Credit Facility.   Unless sooner terminated pursuant to the provisions of Section 7.1 hereof, the Revolving Credit Facility established pursuant hereto shall terminate on the Revolving Credit Expiration Date in accordance with the provisions of Section 1.1(a) hereof; provided, that, at any time and from time to time hereafter, the Bank may, at its sole and absolute discretion, reaffirm and extend the Revolving Credit Expiration Date for one (1) or more one (1) year periods, which extension and reaffirmation may be by letter agreement from the Bank and executed by the Borrowers (the “Extension Letter”).  The Bank shall have no obligation to extend the Revolving Credit Expiration Date, whether or not an Event of Default shall then exist.  Furthermore, any Extension Letter shall be subject to any terms and conditions as the Bank shall require, and may include an increase or decrease in the Revolving Credit Amount. If required by the Bank, each of the Borrowers shall execute and deliver to the Bank in form and content satisfactory in all respects to the Bank either an amendment and modification of the Revolving Credit Note or a restatement of the Revolving Credit Note so as to incorporate into the Revolving Credit Note the terms of any such amendment to this Agreement.  It is the intention of the Bank and the Borrowers that nothing contained in any such amendment to this Agreement, any such amendment and modification of the Revolving Credit Note or any such restatement of the Revolving Credit Note shall be construed to cancel, extinguish, release, discharge or constitute a novation of (a) any of the Obligations, (b) any collateral and security for any of the Obligations, and (c) any of the Financing Documents.  All such Obligations, collateral and security, and Financing Documents shall remain and continue in full force and effect and shall be deemed to be ratified and confirmed by each of the Borrowers by the execution and delivery by the Borrowers of any such amendment to this Agreement, any such amendment and modification to the Revolving Credit Note or any such restatement of the Revolving Credit Note.

8.3.           Course of Dealing; Amendment.  No course of dealing between the Bank and any one or more of the Borrowers shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents.  The Bank shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times.  The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same.  This Agreement and the other Financing Documents to which the Borrowers are a party may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Bank and the Borrowers.

8.4.           Waiver of Default.  The Bank may, at any time and from time to time, execute and deliver to the Borrowers a written instrument waiving, on such terms and conditions as the Bank may specify in such written instrument, any of the requirements of this Agreement or of the other Financing Documents or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument.  In the case of any such waiver, the Borrowers and the Bank shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder.  No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.

8.5.           Notices.  All notices, requests and demands to or upon the parties to this Agreement shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or, in the case of notice by telegraph, telex or facsimile transmission, when properly transmitted, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

Borrowers:                             c/o GSE Systems, Inc.
1332 Londontown Blvd.
Sykesville, MD 21784
Attention: Chief Financial Officer

With a copy to:                     Larry Gordon, Esquire
General Counsel
GSE Systems, Inc.
1332 Londontown Blvd.
Sykesville, MD 21784

Bank:                                  Susquehanna Bank
Commercial Banking
307 International Circle
Suite 600
Hunt Valley, MD 21030-1376
Attention:  Robert P. Whelen, Jr.

With a copy to:                     Kevin J. Davidson, Esquire
Gallagher Evelius & Jones LLP
Park Charles
218 North Charles Street, Suite 400
Baltimore, Maryland  21201

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

8.6.           Right to Perform.  If the Borrowers shall fail to make any payment or to otherwise perform, observe or comply with the provisions of this Agreement or any of the other Financing Documents, then and in each such case, the Bank may (but shall be under no obligation whatsoever to) without notice to or demand upon the Borrowers remedy any such failure by advancing funds or taking such action as it deems appropriate for the account and at the expense of the Borrowers.  The advance of any such funds or the taking of any such action by the Bank shall not be deemed or construed to cure an Event of Default or waive performance by the Borrowers of any provisions of this Agreement.  The Borrowers shall jointly and severally pay to the Bank on demand, together with interest thereon from the date advanced or incurred until paid in full at a per annum rate of interest equal at all times to the Default Rate, any such funds so advanced by the Bank and any costs and expenses advanced or incurred by or on behalf of the Bank in taking any such action, all of which shall be a part of the Obligations hereunder.

8.7.           Costs and Expenses.  The Borrowers shall jointly and severally pay to the Bank on demand all fees, recordation and other taxes, costs and expenses of whatever kind and nature, including attorney’s fees and disbursements, which the Bank may incur or which are payable in connection with the closing and the administration of the Loans, including, without limitation, the preparation of this Agreement and the other Financing Documents, the recording or filing of any and all of the Financing Documents and obtaining lien searches and title insurance policies.  All such fees, costs, recordation and other taxes shall be a part of the Obligations hereunder.

8.8.           Joint and Several Liability, Etc.  The Borrowers shall be jointly and severally liable for the payment and performance of the Obligations.  The Bank may, without notice to or consent of any of the Borrowers and with or without consideration, release, discharge, compromise or settle with, waive, grant indulgences to, proceed against or otherwise deal with, any of the Borrowers and any Collateral given by such Borrower without in any way affecting, limiting, modifying, discharging or releasing any of the obligations and liabilities under this Agreement or the other Financing Documents of the other Borrowers.  Each of the Borrowers consents and agrees that (a) the Bank shall be under no obligation to marshall any assets in favor of such Borrower or against or in payment of any or all of the obligations and liabilities of such Borrower under this Agreement or any of the other Financing Documents, (b) any rights such Borrower may have against the other Borrowers for contribution, exoneration from payment or otherwise, in respect of any amounts paid by such Borrower pursuant to any of the Financing Documents or which continue to be owing pursuant to any of the Financing Documents, shall be postponed until the Obligations have been indefeasibly paid in full and no commitments therefor are outstanding and (c) the Bank may enforce and collect the obligations and liabilities of such Borrower hereunder or under the other Financing Documents irrespective of any attempt, pursuit, enforcement or exhaustion of any rights and remedies the Bank may at any time have to collect the obligations and liabilities hereunder or under the other Financing Documents of the other Borrowers.

8.9.           Consent to Jurisdiction.  Each of the Borrowers irrevocably (a) consents and submits to the jurisdiction and venue of any state or federal court sitting in the State of Maryland over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents, (b) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (c) consents to the service of process in any such suit, action or proceeding in any such court by the mailing of copies of such process to it by certified or registered mail at its address set forth herein for the purpose of giving notice.

8.10.           Waiver of Jury Trial.  Each of the Borrowers and the Bank hereby voluntarily and intentionally waive any right they may have to a trial by jury in any action, proceeding or litigation directly or indirectly arising out of, under or in connection with the Loans, this Agreement or any of the other Financing Documents.

8.11.           Assignment and Participations.  The Bank may, without notice to or consent of the Borrowers, sell, assign or transfer to any person or persons, all or any part of the Obligations or all or any part of the Financing Documents and each such person or persons shall have the right to enforce the provisions of the Financing Documents and any of the Obligations as fully as the Bank, provided that the Bank shall continue to have the unimpaired right to enforce the provisions of the Financing Documents and any of the Obligations as to so much of the Financing Documents and/or the Obligations that it has not sold, assigned or transferred.  Additionally, the Bank may sell or grant to any other person or persons participations in all or any part of the Obligations or all or any part of the Financing Documents.  In connection with and prior to and after any such sale, transfer, assignment or participation, the Bank may disclose and furnish to any prospective or actual purchaser, transferee, assignee or participant, any and all reports, financial statements and other information obtained by the Bank at any time and from time to time in connection with the Obligations, any of the Financing Documents or otherwise.  Each of the Borrowers will fully cooperate with the Bank in connection with any such assignment and will execute and deliver such consents and acceptances to any such assignment, amendments to this Agreement in order to effect any such assignment (including, without limitation, the appointment of the Bank as agent for itself and all assignees) and new or replacement promissory notes for any of the Revolving Credit Note in conjunction with any such assignment; provided, that the joint and several indebtedness, obligations and liabilities of the Borrowers under this Agreement and the other Financing Documents will not be increased by reason of any such assignment.

8.12.           Certain Definitional Provisions.  The term “person” as used in this Agreement means and includes any natural person, individual, company, corporation, partnership, joint venture, unincorporated association, government or political subdivision or agency thereof, or any other entity of whatever nature.  All terms defined in this Agreement shall have such defined meanings when used in any of the other Financing Documents.  Accounting terms used in this Agreement shall have the respective meanings given to them under generally accepted accounting principles in effect from time to time in the United States of America.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  As used herein, the singular number shall include the plural, the plural, the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.  Unless otherwise defined herein, all terms used herein which are defined by the Maryland Uniform Commercial Code shall have the same meanings as assigned to them by the Maryland Uniform Commercial Code unless and to the extent varied by this Agreement.

8.13.           Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective.

8.14.           Survival.  All representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement and all other Financing Documents.

8.15.           Binding Effect.  This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrowers and the Bank and their respective personal representatives, successors and assigns, except that neither of the Borrowers shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

8.16.           Applicable Law and Time of Essence.  This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Maryland, both in interpretation and performance.  Time is of the essence in connection with all obligations of either or both of the Borrowers hereunder and under any of the other Financing Documents.

8.17.           Duplicate Originals and Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

8.18.           Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement under their respective seals as of the day and year first written above.

WITNESS:	GSE SYSTEMS, INC.
	By:		(SEAL)
Name: James Eberle Title: Chief Executive Officer
GSE ENVISION INC.
	By:		(SEAL)
Name: Jeffery G. Hough Title: Senior Vice President
GSE POWER SYSTEMS, INC.
	By:		(SEAL)
Name: James Eberle Title: Chief Executive Officer
SUSQUEHANNA BANK
	By:		(SEAL)
Name: Robert P. Whelen, Jr. Title: Senior Vice President

Schedule 3.1

Subsidiaries

GSE Services Company LLC Payroll	Formed: 12/27/96
GSE Power Systems AB (Sweden)	Incorporated: 7/1/90
GSE Systems Engineering (Beijing) Co. Ltd. (China)	Acquired: 10/1/02
Emirates Simulation Academy LLC	10% GSE Owned Formed: 11/8/05
GSE Systems Ltd. (UK)	Formed: 6/28/07
GSE-UNIS Simulation Technology Co., Ltd. (China)	49% GSE Owned Joint Venture Formed: 7/28/10
GSE EnVision, Inc.	Acquired: 1/4/10
GSE Power Systems, Inc.	Acquired: 4/13/94
TAS Engineering Consultants Ltd. (UK)	Acquired: 4/26/10
Teesside Automation Services Ltd.	Acquired: 4/26/10
EnVision Systems (India) Pvt. Ltd.	Acquired: 1/4/10

Schedule 3.8

Borrower’s Names, Business Locations, Etc.

I.           Locations of Collateral

1.           1332 Londontown Blvd, Sykesville, MD 21784; and

2.           2 Shunpyke Road, Madison, NJ 07940

II.           Equipment as Fixtures

None.

III.           Record owner of Real Estate

1.           1332 Londontown Road, LLC

2.           SARG, LLC

Schedule 5.5

Outstanding Obligations to Bank of America

Standby Letters of Credit 11/14/11
All Standby Letters of Credit have been issued by Bank of America
All are currently 100% cash collateralized

		Correspondent			Expiration		Amount
Type	Project	Bank	Customer	LOC #	Date		US$	Euro	CNY	Total

Advance Payment	SD01	Bank of America, Beijing	Shandong Nuclear Power Co., Ltd.	68058629	12/30/2011		$ 513,300.00
Bid	Tender	Bank of America, Beijing	Shanghai International Tendering Co., Ltd	68060662	1/15/2012		88,888.00
Advance Payment	SD01	Bank of America, Beijing	Shandong Nuclear Power Co., Ltd.	68058631	3/15/2012				￥989,800.00
Bid	Tender	None	National Nuclear Energy Generating Company (Energoatom)	68061841	3/4/2012		12,000.00
Warranty	KG04	Commerzbank AG	KSG Kraftwerke Simulator	68062193	9/11/2012		178,750.00
Performance	KG05	Commerzbank AG	KSG Kraftwerke Simulator	3115395	9/13/2012		136,500.00
Performance	SE01	None	Slovenské elektrárne a.s.	3099255	10/31/2012	(1)		€ 1,980,514.00
Performance	SD01	Bank of America, Beijing	Shandong Nuclear Power Co., Ltd.	68058627	9/25/2014				989,800.00
Performance	SD01	Bank of America, Beijing	Shandong Nuclear Power Co., Ltd.	68058628	2/28/2017		513,300.00

							$ 1,442,738.00	€ 1,980,514.00	￥1,979,600.00

						US$	$ 1,442,738.00	$ 2,776,190	$ 312,748	$ 4,531,675.93

Schedule 5.7

Permitted Loans and Investments

1.           Capital contributions to GSE-Unis

2.           Earn-out payments to the previous shareholders of GSE EnVision Inc.

3.           Earn-out payments to the previous shareholders of TAS Holdings

4.           Open market purchases of common stock of GSE Systems, Inc.